Exhibit 12.1
TEREX CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            Pro Forma
                  9 months  9 months
                   Ended     Ended
                  Sept 30.  Sept 30.        Year Ended December 31,
                   1995*     1995*    1994*    1993    1992*    1991    1990*
EARNINGS

 Income before
  taxes and
  minority
  interest       (25,954)  (51,164)   1,956 (64,922)   2,982 (41,863) (39,705)
 Adjustments:
   Minority
    interest
    in losses of
    consolidated
    subsidiaries                                  0        0       0        0
   Undistributed
    (income) loss
    of less than
    50% owned
    investments        0         0        0     677    3,714  (5,839)  (8,605)
   Distributions
    from less
    than 50%
    owned
    investments                                   0        0   1,681      732
   Fixed charges  35,905    43,051   41,189  34,798   27,214  36,191   54,214
                --------------------------------------------------------------
Earnings           9,951    (8,113)  43,145 (29,447)

COMBINED FIXED CHARGES
INCLUDING PREFERRED ACCRETION
 Interest expense,
  including debt
  discount
  amortization    28,416    34,607   30,492  31,246   23,320  31,457   45,824

 Accretion of
  redeemable
  convertible
  preferred
  stock            5,200     5,994    5,929     152        0       0        0

 Amortization/
  writeoff of
  debt issuance
  costs            1,672     1,833    2,300   1,304    1,694   1,618    5,786

 Portion of
  rental expense
  representative
  of interest
  factor (assumed
  to be 33%)         617       617    2,468   2,096    2,200   3,116    2,604

                ---------------------------------------------------------------
  Fixed charges   35,905    43,051   41,189  34,798   27,214  36,191   54,214

                ---------------------------------------------------------------
RATIO OF
EARNINGS TO
COMBINED FIXED
CHARGES              (1)       (1)      1.0     (1)      1.2    (1)       (1)

AMOUNT OF EARNINGS
DEFICIENCY FOR
COVERAGE OF
COMBINED
FIXED CHARGES     25,954    51,164        0  64,245        0  46,021   47,578

(1)  Less than 1.0x.

* Fruehauf deconsolidated as of January 1, 1992